EXHIBIT 99.3

IDAHO STRATEGIC RESOURCES

(the “Company”)

CHARTER OF THE CORPORATE GOVERNANCE

AND NOMINATING COMMITTEE

I.	PURPOSE

The Corporate Governance and Nominating Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of the Company. Its primary function is to assist the Board in fulfilling its oversight responsibilities by:

(a)	Assessing the effectiveness of the Board as a whole, the committees of the Board, and the contributions of their individual members;

(b)	Assessing and improving the Company’s governance practices;

(c)	Reviewing and assessing the qualifications of nominees to the Board including nominees to fill vacancies arising from the death, disability or resignation of a member; and

(d)	Orienting new directors.

II.	COMPOSITION AND MEETINGS

The Committee shall be comprised of three or more directors as shall be designated by the Board from time to time, one of whom shall be designated by the Board to serve as Chair, to serve until the member ceases to be a director, resigns or is replaced, whichever first occurs. Any member may be removed or replaced at any time by the Board. Two members of the Committee (majority) shall be independent within the meaning of applicable securities laws and stock exchange rules (including the listing requirements of the NYSE American Company Guide).

Each member will have, to the satisfaction of the Board, sufficient skills and/or experience which are relevant and contribute to the carrying out of the mandate of the Committee.

The Committee shall meet at least once per annum or more frequently as deemed prudent at the discretion of the Chair or a majority of its members, as circumstances dictate or as may be required by applicable legao or listing requirements. A minimum of two and at least 50% of the members of the Committee present either in person or by telephone shall constitute a quorum.

The time and place at which meetings of the Committee shall be held, and procedures at such meetings, shall be determined from time to time by, the Committee. A meeting of the Committee may be called by letter, telephone, facsimile, email or other communication equipment, by giving at least 48 hours notice, provided that no notice of a meeting shall be necessary if all of the members are present either in person or by means of conference telephone or if those absent have waived notice or otherwise signified their consent to the holding of such meeting.

III.	RESPONSIBILITIES AND DUTIES

The responsibilities, duties and powers of the Committee shall include:

A.	GOVERNANCE RESPONSIBILITIES

1.	Annual review and revision of this Charter as necessary, with the approval of the Board.

2.	Review on a periodic basis, the size and composition of the Board and its committees.

3.	Assess, at least annually, the effectiveness of the Board as a whole, committees of the Board and the contribution of individual directors.

4.

Keep up to date with regulatory requirements and other new developments in corporate governance (including the provisions of Section 14 of the Securities Exchange Act of 1934 governing the solicitation of proxies, the disclosure requirements of Regulation S-K adopted under the Securities Exchange Act, as they pertain to persons nominated to be directors, and related rules and regulations promulgated by applicable securities regulators and the securities exchanges on which the Company’s capital stock is listed for trading), and review the quality of the Company’s governance and suggest changes to the Company’s governance practices as determined appropriate to the Board.

B.	NOMINATING RESPONSIBILITIES

1.

Establish qualifications and skills necessary for members of the Board (as well as skills and competencies the Board needs as a whole) and procedures for identifying possible nominees who meet these criteria (and who are likely to bring to the Board the skills and qualifications the Board needs as a whole).

2.	Establish procedures for identifying possible nominees who meet the criteria.

3.

Review and assess the qualifications of nominees and recommend to the Board qualified individuals for election or re-election as directors at the annual meeting of shareholders or to fill a vacancy between annual meetings. In making this recommendation, the Committee will consider the competencies and skills necessary for the Board, as a whole, the competentices and skills of existing directors and the compenencies and skills that a proposed director-nominee will bring to the Board. The Committee will also consider whether or not each director or proposed director-nominee can devote sufficient time and resources to his or her duties as a member of the Board.

4.

Confirm that procedures are in place to provide new directors with an appropriate orientation to both the Company and their responsibilities and duties as directors and to provide directors with appropriate continuing education opportunities.

C.	REPORTING AND OTHERS

1.	The Committee is responsible for reviewing and submitting to the Board, as a whole, recommendations concerning the Company’s corporate governance performance and processes.

2.	The Committee will record minutes of its meetings and, through its Chairman, report periodically to the Board.

3.	The Committee may, from time to time, hire and remunerate outside professionals to assist or advise the Committee in carrying out its mandate.

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